Exhibit 99.1

INDEX TO DEVON ENERGY CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Introduction	2

Unaudited Pro Forma Combined Balance Sheet as of December 31, 2025	4

Unaudited Pro Forma Combined Statement of Operations for the year ended December 31, 2025	5

Notes to Unaudited Pro Forma Information	6

DEVON ENERGY CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Introduction

On February 1, 2026, Devon Energy Corporation (“Devon”), Cubs Merger Sub, Inc. (“Merger Sub”) and Coterra Energy Inc. (“Coterra”) entered into the Agreement and Plan of Merger (as amended from time to time) which provides that Merger Sub, a wholly-owned, direct subsidiary of Devon, will merge with and into Coterra, with Coterra continuing as the surviving corporation (the “merger”) and a wholly-owned, direct subsidiary of Devon. If the merger is completed, Coterra stockholders will receive, in exchange for each share of Coterra common stock, par value $0.10 per share (“Coterra Common Stock”), 0.70 shares of Devon common stock, par value $0.10 per share (“Devon Common Stock”).

The following unaudited pro forma combined financial statements (the “Pro Forma Financial Statements”) have been prepared from the respective historical consolidated financial statements of Devon and Coterra and have been adjusted to reflect the closing of the merger. The unaudited pro forma combined statement of operations (the “Pro Forma Statement of Operations”) for the year ended December 31, 2025, is presented as if the merger had been completed on January 1, 2025. The unaudited pro forma combined balance sheet (the “Pro Forma Balance Sheet”) is presented as if the merger had been closed on December 31, 2025.

The Pro Forma Financial Statements have been developed from and should be read in conjunction with:

•	the audited consolidated financial statements of Devon and related notes thereto included in its Annual Report on Form 10-K for the year ended December 31, 2025;

•	the audited consolidated financial statements of Coterra and related notes thereto included in its Annual Report on Form 10-K for the year ended December 31, 2025; and

•

other information relating to Devon and Coterra contained in or incorporated by reference into the definitive joint proxy statement/prospectus of Devon and Coterra filed on March 30, 2026 (the “Proxy/Prospectus”).

The Pro Forma Financial Statements have been prepared to reflect adjustments to Devon’s historical consolidated financial information that are (i) directly attributable to the merger, (ii) factually supportable and (iii) with respect to the Pro Forma Statement of Operations, expected to have a continuing impact on Devon’s results. Accordingly, the Pro Forma Financial Statements reflect the following:

•	the merger, using the acquisition method of accounting, with Devon as the accounting acquirer and each share of Coterra Common Stock converted into 0.70 shares of Devon Common Stock;

•	the assumption of liabilities for expenses directly attributable to the merger; and

•	the conforming of Coterra’s historical amounts to Devon’s financial statement presentation and accounting policies, including reclassifications of certain line items for consistent presentation.

The acquisition method of accounting requires fair values to be estimated and determined for the merger consideration, as well as the assets acquired and liabilities assumed by Devon upon completing the merger. Devon has used available information to determine preliminary fair value estimates for the merger consideration and its allocation to the Coterra assets acquired and liabilities assumed. Until the merger is completed, Devon and Coterra are limited in their ability to share certain information. Therefore, Devon estimated the fair value of Coterra’s assets and liabilities based on reviews of Coterra’s filings with the United States Securities and Exchange Commission, preliminary valuation studies, allowed discussions with Coterra’s management and other due diligence procedures. The assumptions and estimates used to make the preliminary pro forma adjustments are described in the notes accompanying the Pro Forma Financial Statements.

Upon completing the merger, Devon will determine the value of the merger consideration using Devon Common Stock closing price and Coterra Common Stock outstanding on the merger’s closing date. Additionally, after completing the merger, Devon will identify the Coterra assets acquired and liabilities assumed and make final determinations of their fair values using relevant information available at that time. As a result of the foregoing, the pro forma adjustments with respect to the merger are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. Any increases or decreases in the merger consideration and the fair value of assets acquired and liabilities assumed upon completion of the final valuations may be materially different from the information presented in the Pro Forma Financial Statements.

The Pro Forma Financial Statements are presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the merger occurred on the dates indicated. Further, the Pro Forma Financial Statements do not purport to project the future operating results or financial position of the combined company following the merger. Devon’s actual financial position and results of operations following the closing of the merger may differ materially from these Pro Forma Financial Statements.

Although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, the Pro Forma Financial Statements do not reflect the benefits of expected cost savings (or associated costs to achieve such savings), opportunities to earn additional revenue or other factors that may result after the merger and, accordingly, do not attempt to predict or suggest future results. Specifically, the Pro Forma Statement of Operations excludes projected synergies expected to be achieved as a result of the merger, as well as any associated costs that may be required to achieve the identified synergies. Further, the Pro Forma Financial Statements do not reflect the effect of any regulatory actions that may impact the results of the combined company following the merger.

DEVON ENERGY CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

DECEMBER 31, 2025

(IN MILLIONS)

	Historical			Transaction Accounting Adjustments
	Devon	Coterra	Total	Reclass(a)	Coterra Merger		Pro Forma Devon
ASSETS
Current assets:
Cash, cash equivalents and restricted cash	$1,434	$—	$1,434	$119	$—		$1,553
Cash and cash equivalents	—	114	114	(114)	—		—
Restricted cash	—	5	5	(5)	—		—
Accounts receivable	1,792	1,208	3,000	—	—		3,000
Income tax receivable	—	201	201	(201)	—		—
Inventory	336	48	384	—	—		384
Other current assets	444	273	717	201	—		918

Total current assets	4,006	1,849	5,855	—	—		5,855
Oil and gas property and equipment, net	23,731	—	23,731	21,039	10,875	(b)	55,645
Other property and equipment, net	1,688	—	1,688	1,019	—		2,707
Properties and equipment, net	—	22,058	22,058	(22,058)	—		—

Total property and equipment, net	25,419	22,058	47,477	—	10,875		58,352
Goodwill	753	—	753	—	—		753
Right-of-use assets	299	—	299	181	—		480
Investments	727	—	727	12	—		739
Other long-term assets	395	334	729	(193)	—		536

Total assets	$31,599	$24,241	$55,840	$—	$10,875		$66,715

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$790	$1,056	$1,846	$(619)	$—		$1,227
Revenues and royalties payable	1,491	—	1,491	650	—		2,141
Accrued liabilities	—	197	197	(197)	—		—
Interest payable	—	54	54	(54)	—		—
Short-term debt	998	250	1,248	—	—		1,248
Other current liabilities	807	—	807	220	39	(e)	1,066

Total current liabilities	4,086	1,557	5,643	—	39		5,682

Long-term debt	7,391	3,568	10,959	—	(19	)(b)	10,940
Lease liabilities	197	—	197	120	—		317
Asset retirement obligations	863	329	1,192	—	(207	)(b)	985
Other long-term liabilities	907	238	1,145	(120)	—		1,025
Deferred income taxes	2,627	3,703	6,330	—	2,553	(b)	8,883
Redeemable preferred stock	—	8	8	—	—		8
Stockholders’ equity:
Common stock	62	76	138	—	53	(c)	115
					(76	)(d)
Additional paid-in capital	5,388	7,854	13,242	—	23,333	(c)	28,721
					(7,854	)(d)
Retained earnings	10,200	6,894	17,094	—	(6,894	)(d)	10,161
					(39	)(e)
Accumulated other comprehensive loss	(122)	14	(108)	—	(14	)(d)	(122)

Total equity	15,528	14,838	30,366	—	8,509		38,875

Total liabilities and equity	$31,599	$24,241	$55,840	$—	$10,875		$66,715

DEVON ENERGY CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2025

(IN MILLIONS)

	Historical			Transaction Accounting Adjustments
	Devon	Coterra	Total	Reclass(a)	Coterra Merger		Pro Forma Devon
Oil, gas and NGL sales	$11,223	$—	$11,223	$7,176	$—		$18,399
Oil	—	3,699	3,699	(3,699)	—		—
Natural gas	—	2,633	2,633	(2,633)	—		—
NGL	—	844	844	(844)	—		—
Oil, gas and NGL derivatives	402	—	402	351	—		753
Gain on derivative instruments	—	351	351	(351)	—		—
Other	—	118	118	(118)	—		—
Marketing and midstream revenues	5,563	—	5,563	90	—		5,653

Total revenues	17,188	7,645	24,833	(28)	—		24,805

Production expenses	3,567	—	3,567	2,398	—		5,965
Exploration expenses	43	27	70	—	—		70
Marketing and midstream expenses	5,635	—	5,635	52	—		5,687
Depreciation, depletion and amortization	3,595	2,370	5,965	(13)	717	(f)	6,669
Asset impairments	254	—	254	—	—		254
Asset dispositions	(343)	—	(343)	(5)	—		(348)
General and administrative expenses	492	323	815	—	—		815
Financing costs, net	455	—	455	191	—		646
Direct operations	—	1,023	1,023	(1,023)	—		—
Gathering, processing and transportation	—	1,089	1,089	(1,089)	—		—
Taxes other than income	—	366	366	(366)	—		—
Gain on sale of assets	—	(5)	(5)	5	—		—
Interest expense	—	205	205	(205)	—		—
Interest income	—	(14)	(14)	14	—		—
Other income	—	(2)	(2)	2	—		—
Other, net	24	—	24	11	50	(e)	85

Total expenses	13,722	5,382	19,104	(28)	767		19,843

Earnings before income taxes	3,466	2,263	5,729	—	(767)		4,962
Income tax expense (benefit)	785	546	1,331	—	(176	)(g)	1,155

Net earnings	2,681	1,717	4,398	—	(591)		3,807
Net earnings attributable to noncontrolling interests	39	—	39	—	—		39

Net earnings attributable to Devon	$2,642	$1,717	$4,359	$—	$(591)		$3,768

Net earnings per share:
Basic net earnings per share	$4.18						$3.24
Diluted net earnings per share	$4.17						$3.24
Weighted average shares outstanding:
Basic	632				531	(h)	1,163
Diluted	633				531	(h)	1,164

Basis of Presentation

The Devon and Coterra historical financial information have been derived from each respective company’s Annual Report on Form 10-K for the year ended December 31, 2025. Certain of Coterra’s historical amounts have been reclassified to conform to Devon’s financial statement presentation. These Pro Forma Financial Statements should be read in conjunction with the historical financial statements and related notes thereto of Devon and Coterra.

The Pro Forma Balance Sheet is presented as if the merger had been completed on December 31, 2025. The Pro Forma Statement of Operations is presented as if the merger had been completed on January 1, 2025.

The Pro Forma Financial Statements reflect pro forma adjustments that are described in the accompanying notes and are based on currently available information. Preliminary adjustments have been made that are necessary to present fairly the Pro Forma Financial Statements and are subject to change as additional information becomes available and as additional analysis is performed. The Pro Forma Financial Statements do not purport to represent what the combined company’s financial position or results of operations would have been if the merger had actually occurred on the dates indicated, nor are they indicative of Devon’s future financial position or results of operations. Actual results may differ materially from the assumptions and estimates reflected in these Pro Forma Financial Statements.

Merger Consideration and Purchase Price Allocation

As the accounting acquirer, Devon will account for the merger using the acquisition method of accounting for business combinations. The allocation of the preliminary estimated purchase price with respect to the merger is based upon Devon’s estimates of, and assumptions related to, the fair value of assets to be acquired and liabilities to be assumed as of December 31, 2025 using currently available information. Because the unaudited pro forma combined financial statements have been prepared based on these preliminary estimates, the final purchase price allocation and the resulting effect on financial position and results of operations of the combined companies may be materially different from the pro forma amounts included herein. Devon expects to finalize the purchase price allocation as soon as practicable after completing the merger.

The preliminary purchase price allocation is subject to change due to several factors, including, but not limited to:

•

changes in the estimated fair value of Devon Common Stock consideration issued to Coterra stockholders, based on Devon Common Stock closing price and Coterra Common Stock outstanding at the closing date of the merger;

•

changes in the estimated fair value of Coterra’s identifiable assets acquired and liabilities assumed as of the closing of the merger, which could result from changes in oil and natural gas commodity prices, reserve estimates, discount rates and other factors;

•	the tax bases of Coterra’s assets and liabilities as of the closing date of the merger; and

•	the factors described in the section entitled “Risk Factors” in the Proxy/Prospectus.

The preliminary value of the merger consideration and its allocation to the net assets acquired is as follows (in millions, except exchange ratio, share, and per share data):

Preliminary Purchase Price Allocation
Consideration:
Coterra Common Stock outstanding on March 3, 2026	759.3
Exchange Ratio	0.70

Devon common stock issued	531.5
Devon closing price on March 3, 2026	$44.00

Total consideration	$23,386

Assets acquired:
Cash, cash equivalents and restricted cash	$119
Accounts receivable	1,208
Inventory	48
Other current assets	474
Oil and gas property and equipment, net	31,914
Other property and equipment, net	1,019
Right-of-use assets	181
Investments	12
Other long-term assets	141

Total assets acquired	$35,116
Liabilities assumed:
Accounts payable	437
Revenues and royalties payable	650
Short-term debt	250
Other current liabilities	220
Long-term debt	3,549
Lease liabilities	120
Asset retirement obligations	122
Other long-term liabilities	118
Deferred income taxes	6,256
Redeemable preferred stock	8

Total liabilities assumed	11,730

Net assets acquired	$23,386

As a result of the merger, Coterra stockholders will receive, in exchange for each share of Coterra Common Stock, 0.70 shares of Devon Common Stock.

The final merger consideration could significantly differ from the amounts presented in the pro forma financial statements due to fluctuations in Devon’s Common Stock price up to the closing date. From January 30, 2026, the last trading date prior to the initial public announcement of the merger to March 3, 2026, the preliminary value of Devon’s merger consideration to be issued had increased by approximately $2 billion, as a result of the increase in the share price for Devon Common Stock from $40.21 to $44.00. The final value of Devon’s consideration will be determined based on the actual number of shares of Devon Common Stock issued and the market price of Devon Common Stock at the effective time of the merger. The following table shows the estimated purchase consideration resulting from a change in Devon’s share price (amounts in millions, except for share price):

Change in Share Price	Share Price	Estimated Purchase Consideration
Increase of 10%	$48.40	$25,724
Decrease of 10%	$39.60	$21,047

Pro Forma Adjustments

The following adjustments have been made to the accompanying Pro Forma Financial Statements to give effect to the merger:

(a)	The following reclassifications conform Coterra’s historical financial information to Devon’s financial statement presentation:

Pro Forma Balance Sheet as of December 31, 2025

•

Current assets: Reclassification of $114 million cash and cash equivalents and $5 million restricted cash to cash, cash equivalents and restricted cash. Reclassification of $201 million income tax receivable to other current assets.

•

Property and equipment: Reclassification of $22.1 billion of properties and equipment, net to oil and gas property and equipment, net, for $21.0 billion and other property and equipment, net, for $1.0 billion.

•	Other long-term assets: Reclassification of $193 million of other long-term assets to right-of-use assets for $181 million and investments for $12 million.

•

Current liabilities: Reclassification of $619 million of accounts payable and $31 million of accrued liabilities to revenues and royalties payable. Reclassification of $166 million of accrued liabilities and $54 million of interest payable to other current liabilities.

•	Other long-term liabilities: Reclassification of $120 million of other long-term liabilities to lease liabilities.

Pro Forma Statement of Operations for the Year Ended December 31, 2025

•

Revenues: Reclassification of $3.7 billion, $2.6 billion and $0.8 billion of Coterra’s disaggregated oil, natural gas and natural gas liquids (“NGL”) sales, respectively, to aggregated oil, gas and NGL sales. Reclassification of $351 million gain on derivatives, net to oil, gas and NGL derivatives. Reclassification of $118 million of other revenues to marketing and midstream revenues and production expenses for $90 million and $28 million, respectively.

•

Expenses: Reclassification of $1.0 billion from direct operations expenses, $1.1 billion of gathering, processing and transportation expenses and $366 million of taxes other than income to production expenses. Reclassification of $52 million of gathering, processing and transportation expenses to marketing and midstream expenses. Reclassification $205 million of interest expense and $14 million of interest income to financing costs, net. Reclassification of $5 million gain on sale of assets to asset dispositions. Reclassification of $2 million of other income and $13 million of asset retirement obligation accretion expense included in depreciation, depletion and amortization to other, net.

(b)	These adjustments reflect the estimated fair value of Devon Common Stock of $23.4 billion allocated to the estimated fair values of the assets acquired and liabilities assumed as follows:

•	Total property and equipment, net: $10.9 billion increase in Coterra’s net book value of oil and gas properties.

•	Long-term debt: $19 million decrease in Coterra’s book value.

•	Asset retirement obligations: $207 million decrease in Coterra’s book value.

•	Deferred income taxes: $2.6 billion increase in deferred tax liabilities resulting from the fair value adjustments, calculated using the estimated blended statutory tax rate of 23%.

(c)	These adjustments reflect the increase in Devon Common Stock and additional paid-in capital resulting from the issuance of Devon Common Stock to Coterra stockholders to effect the transaction.

(d)	These adjustments reflect the elimination of Coterra’s historical equity balances.

(e)

This adjustment reflects the estimated transaction costs of $50 million ($39 million, net of tax) related to the merger, including financial advisory, banking, legal and accounting fees that are not capitalized as part of the transaction. The costs are not reflected in the historical December 31, 2025 consolidated balance sheets of Devon and Coterra, but are reflected in the Pro Forma Balance Sheet as an increase to other current liabilities as they will be expensed as incurred. These amounts and their corresponding tax effect have been reflected in the Pro Forma Statement of Operations.

(f)	These adjustments reflect the increase to depreciation, depletion and amortization expense resulting from the change in the basis of property and equipment.

(g)

Reflects the income tax benefit of $176 million on the pro forma adjustments, primarily incremental depreciation, depletion, and amortization, calculated using the estimated blended statutory tax rate of 23%.

(h)	These adjustments reflect Devon Common Stock issued to Coterra stockholders.

Supplemental Pro Forma Oil and Natural Gas Reserves Information

The following tables present the estimated pro forma combined net proved developed and undeveloped oil, natural gas and NGL reserves prepared as of December 31, 2025, along with a summary of changes in the quantities of net remaining proved reserves during the year ended December 31, 2025. The pro forma combined standardized measure of discounted future net cash flows relating to proved reserves as of December 31, 2025, as well as changes to the standardized measure for the year ended December 31, 2025, are also presented.

This pro forma reserve, production and standardized measure information gives effect to the merger as if it had been completed on January 1, 2025. However, the proved reserves and standardized measures presented below represent the respective estimates made as of December 31, 2025 by Devon and Coterra while they were separate companies. These estimates have not been updated for changes in development plans or other factors, which have occurred or may occur subsequent to December 31, 2025 or the merger. This pro forma information has been prepared for illustrative purposes and is not intended to be a projection of future results of the combined company.

	Oil (MMBbls)
	Devon Historical	Coterra Historical	Devon Pro Forma Combined
December 31, 2024	902	270	1,172
Revisions	11	5	16
Extensions and discoveries	185	61	246
Purchase of reserves	23	107	130
Production	(142)	(58)	(200)
Sale of reserves	(18)	—	(18)

December 31, 2025	961	385	1,346

Proved developed reserves:
December 31, 2024	706	189	895
December 31, 2025	714	283	997
Proved undeveloped reserves:
December 31, 2024	196	81	277
December 31, 2025	247	102	349

	Natural Gas (Bcf)
	Devon Historical	Coterra Historical	Devon Pro Forma Combined
December 31, 2024	3,776	9,834	13,610
Revisions	444	816	1,260
Extensions and discoveries	778	759	1,537
Purchase of reserves	59	188	247
Production	(505)	(1,086)	(1,591)
Sale of reserves	(70)	—	(70)

December 31, 2025	4,482	10,511	14,993

Proved developed reserves:
December 31, 2024	3,057	8,420	11,477
December 31, 2025	3,476	9,051	12,527
Proved undeveloped reserves:
December 31, 2024	719	1,414	2,133
December 31, 2025	1,006	1,460	2,466

	NGL (MMBbls)
	Devon Historical	Coterra Historical	Devon Pro Forma Combined
December 31, 2024	624	362	986
Revisions	49	21	70
Extensions and discoveries	129	63	192
Purchase of reserves	10	28	38
Production	(81)	(46)	(127)
Sale of reserves	(11)	—	(11)

December 31, 2025	720	428	1,148

Proved developed reserves:
December 31, 2024	500	271	771
December 31, 2025	551	335	886
Proved undeveloped reserves:
December 31, 2024	124	91	215
December 31, 2025	169	93	262

	Combined (MMBoe)
	Devon Historical	Coterra Historical	Devon Pro Forma Combined
December 31, 2024	2,155	2,271	4,426
Revisions	134	162	296
Extensions and discoveries	443	251	694
Purchase of reserves	43	167	210
Production	(307)	(286)	(593)
Sale of reserves	(40)	—	(40)

December 31, 2025	2,428	2,565	4,993

Proved developed reserves:
December 31, 2024	1,715	1,864	3,579
December 31, 2025	1,844	2,127	3,971
Proved undeveloped reserves:
December 31, 2024	440	407	847
December 31, 2025	584	438	1,022

The pro forma combined standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves as of December 31, 2025 is as follows:

	Year Ended December 31, 2025
	Devon Historical	Coterra Historical	Devon Pro Forma Combined
Future cash inflows	$81,155	$56,872	$138,027
Future costs:
Development	(6,035)	(3,365)	(9,400)
Production	(38,022)	(22,326)	(60,348)
Future income tax expense	(5,653)	(5,992)	(11,645)

Future net cash flow	31,445	25,189	56,634
10% discount to reflect timing of cash flows	(12,680)	(11,592)	(24,272)

Standardized measure of discounted future net cash flows	$18,765	$13,597	$32,362

The changes in the pro forma combined standardized measure of discounted future net cash flows relating to proved oil, natural gas and NGL reserves for the year ended December 31, 2025 are as follows:

	Year Ended December 31, 2025
	Devon Historical	Coterra Historical	Devon Pro Forma Combined
Beginning balance	$19,770	$8,453	$28,223
Net changes in prices and production costs	(3,027)	3,877	850
Oil, gas and NGL sales, net of production costs	(7,656)	(4,727)	(12,383)
Changes in estimated future development costs	582	145	727
Extensions and discoveries, net of future development costs	4,367	2,109	6,476
Purchase of reserves	791	2,439	3,230
Sales of reserves in place	(744)	—	(744)
Revisions of quantity estimates	1,430	1,191	2,621
Previously estimated development costs incurred during the period	1,792	982	2,774
Accretion of discount	1,623	1,077	2,700
Net change in income taxes and other	(163)	(1,949)	(2,112)

Ending balance	$18,765	$13,597	$32,362